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Exhibit 2.1

                       RESTATED ASSET PURCHASE AGREEMENT


     THIS RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is executed on
September    , 1998 but made effective as of the 1st day of October, 1997, by and between Beneficial Assistance, Inc., a Maryland corporation, Robert Hoover, Andrew Walter and Brad Thompson (collectively referred to as "Seller") and Imtek Services Corporation ("Buyer").

                                   RECITALS

     WHEREAS, the parties entered into an Asset Purchase Agreement dated October 1, 1997 which did not accurately reflect the intentions of the parties (the "October Agreement");

     WHEREAS, the parties now desire to enter into this Restated Asset Purchase Agreement in order to accurately memorialize the intentions of the parties with respect to the transactions contained herein, which shall supercede the October Agreement;

     WHEREAS, this Agreement accurately reflects Buyer's desire to acquire certain assets of Beneficial Assistance, Inc. set forth on Exhibit A, attached hereto and incorporated herein by reference, in exchange for the consideration provided herein; and

     WHEREAS, the parties desire this Agreement to be effective as of October 1, 1997;

               NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contains herein, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

     1.1  Purchased Assets.   Seller agrees to sell to Buyer, and Buyer
agrees to buy from Seller all of Seller's rights, title and interest in the assets shown in Exhibit A, attached hereto and made a part of this Agreement (the "Purchased Assets")

     1.2 Payment for Purchased Assets. At Closing, Buyer agrees to pay to Seller the sum of One Hundred-Seventy Thousand Dollars ($170,000.00) for the Purchased Assets.

     1.3  Closing Date.  The Closing Date shall be October 1, 1997.

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                                  ARTICLE II
                     SELLER REPRESENTATIONS and WARRANTIES

     2.1 Authority to Sell. Seller is duly and legally authorized to enter into this Agreement and sell the Purchased Assets to Buyer.

     2.2 Assets. Seller has good and marketable title to the Purchased Assets and such Purchased Assets are free and clear of any liens, claims and encumbrances.

                                  ARTICLE III
                           MISCELLANEOUS PROVISIONS

     3.1 Non-Compete. In consideration of Thirty Thousand Dollars ($30,000.00), Robert Hoover, Andrew Walter and Brad Thompson each agree not to compete with the business of Buyer. The term "not to compete" with the business of the Buyer shall mean that Robert Hoover, Andrew Walter and Brad Thompson shall not directly or indirectly, or in any capacity, on behalf of themselves or on behalf of any other firm, engage or compete in a business substantially similar or competitive to the business of the Company for a period of four years from the date of this Agreement.

     3.2 Promissory Note. The amounts payable hereunder shall be paid pursuant to a one-year installment note in the aggregate principal amount of $240,000, bearing interest compounded annually at a rate of 8%.

     3.3 Governing Law. The parties agree that this Agreement shall be construed, and the rights and obligations of the parties under the Agreement shall be determined in accordance with the laws of the State of Maryland.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and sealed as of the day and year first written above.

BUYER                                     SELLER


/s/ Edwin C. Hirsch                       /s/ Robert Hoover
Imtek Services Corporation                Beneficial Assistance, Inc.
Edwin C. Hirsch - Vice President          Robert Hoover - President

                                          /s/ Robert Hoover
                                          Robert Hoover

                                          /s/ Andrew Walter
                                          Andrew Walter

                                          /s/ Brad Thompson
                                          Brad Thompson